Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-155048) and all documents to be filed under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of this registration statement and until all of the common stock to which this registration statement relates has been sold or the offering is otherwise terminated of our report dated March 2, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of HQ Sustainable Maritime Industries, Inc. included in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2008.

/s/ Schwartz Levitsky Feldman LLP

Toronto, Ontario, Canada	Chartered Accountants
October 15, 2009	Licensed Public Accountants